DuMOULIN BLACK

BARRISTERS & SOLICITORS

GEORGE R. BRAZIER
CHERI L. PEDERSEN
KENNETH L.H. EMBREE
MARY P. COLLYER
PAUL A. VISOSKY*
DARREN P. DEVINE
GORDON R. SMITH
BRIAN C. IRWIN
COREY M. DEAN
C. BRUCE SCOTT
PATRICIA D. SANDBERG*
CHRISTINE E. COLEMAN
DIRK K. MATTHEUS
LUCY H. ON

W. DAVID BLACK
associate counsel

SARGENT H. BERNER
associate counsel

(*denotes law corporation)

10TH FLOOR, 595 HOWE STREET
VANCOUVER, CANADA
V6C 2T5

TELEPHONE No. (604) 687-1224

TELECOPIER No. (604) 687-8772

FILE NO. 020601

January 7, 2005

Asia Pacific Resources Ltd.
Suite 405 – 555 Sixth Street
New Westminster, British Columbia
V3L 5H1

Attention: Doris Meyer

Dear Sirs/Mesdames:

Re: Asia Pacific Resources Ltd. (the "Company")
Incentive Stock Option Plan (June 2002)

We are solicitors to the Company and have reviewed a resolution of the Company's shareholders dated June 28, 2002 together with the incentive stock option plan (June 2002) (the "Plan") in connection with the granting of options (the "Options") in the capital stock of the Company to directors, officers, key employees, consultants and independent advisors (collectively, "Eligible Persons").

We have examined such statutes and public records and originals or certified copies of corporate records of the Company as we deem relevant and necessary as a basis for the opinion hereinafter expressed.

Based and relying upon the foregoing we are of the opinion that the issuance of Shares upon the exercise of Options has been approved by all requisite corporate action on the part of the Company. Upon receipt by the Company of the consideration for the Shares stipulated in the stock option agreements entered into between the Company and Eligible Persons will be issued as fully paid and non-assessable Shares in the capital stock of the Company.

Yours truly,

DuMoulin Black

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